UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 30, 2010
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2010,  EMCORE Corporation (“EMCORE”), entered into a series agreements for the establishment and operation of a joint venture with San’an Optoelectronics Co., Ltd. (“San’an”) for the purpose of engaging in the development, manufacturing and distribution of high concentration photovoltaic (“CPV”) receivers, modules and systems for terrestrial solar power applications under license from EMCORE (the “Joint Venture”).

                The joint venture agreement between EMCORE and San’an (the “Joint Venture Agreement”) provides for the parties to form Suncore Photovoltaics Co., Ltd., a limited liability company (“Suncore”), under the laws of the People’s Republic of China.  EMCORE will own a forty percent (40%) interest in Suncore, while San’an will own the majority sixty percent (60%). The total initial investment in Suncore is expected to be $30 million dollars, which will be contributed within the first six months of the legal establishment of Suncore, with EMCORE contributing a total of $12 million dollars, and San’an contributing $18 million dollars. The first investment, totaling $10 million dollars, shall be contributed within 45 days of the legal establishment of Suncore, of which $6 million dollars in cash will be contributed by San’an and $4 million dollars in cash by EMCORE.  Within six months of the establishment date of Suncore, EMCORE and San’An will each contribute another $8 and $12 million dollars, respectively. Under the Joint Venture Agreement, San’an and EMCORE may be able to contribute assets in lieu of cash in order to fulfill their respective capital contribution requirements.

           Under the terms of the Joint Venture Agreement, Suncore will be governed by a five-member Board of Directors, with two directors designated by EMCORE and three by San’an. Certain matters, including matters regarding certain strategic transactions, changes in capital, distributions, removal of the General Manager or Chief Financial Officer, approval of the annual budget, significant capital expenditures and product pricing will require the approval of two-thirds of the Board of Directors.

           The Joint Venture Agreement further provides for EMCORE to enter into a technology license agreement with Suncore following the establishment of the joint venture entity. The license agreement, a form of which has been agreed to by the parties, will provide for EMCORE to license to Suncore certain non-export restricted intellectual property and know-how relating to the design, manufacturing, and testing of high concentration photovoltaic receivers, modules and systems for terrestrial solar power applications owned by EMCORE. EMCORE’s solar cell design, epitaxial and chip fabrication processes are not part of this license. EMCORE will agree not to grant a similar license to manufacture the licensed products to any third party in the People’s Republic of China, Hong Kong, Macau or Taiwan for so long as EMCORE owns at least 20% of Suncore and so long as Suncore is in compliance with the terms of the Joint Venture Agreement.  EMCORE will retain exclusive rights for the use, marketing, and sale of the licensed products within the United States, and exclusive manufacturing rights outside of the People’s Republic of China, Hong Kong, Macau and Taiwan.

           Concurrently with the execution of the Joint Venture Agreement, EMCORE entered into a cooperation agreement (the “Cooperation Agreement”) with an affiliate of San’an (the “Affiliate”). The Cooperation Agreement provides for EMCORE, or a designated affiliate of EMCORE, to receive an aggregate $8.5 million in fees, payable over a two-year period following the establishment of Suncore, in connection with EMCORE’s provision of the technology license and related support and strategic consulting services to Suncore. EMCORE intends to use the fees it receives pursuant to the Cooperation Agreement and assembly and test equipment and inventory assets to fund most of its capital contributions to Suncore. Furthermore, the Cooperation Agreement provides that the Affiliate will provide Suncore loans to support the ramp-up of production.

Item 1.02 Termination of a Material Definitive Agreement

On August 2, 2010, EMCORE received notice (the “Termination Notice”) from the Tangshan Caofeidian Investment Corporation (“TCIC”) stating that the Share Purchase Agreement entered into between EMCORE and TCIC on February 3, 2010 (the “Purchase Agreement”) had been terminated by TCIC.   As previously reported, on June 24, 2010, EMCORE and TCIC submitted a joint letter to the Committee on Foreign Investment in the United States (“CFIUS”) requesting withdrawal of their joint voluntary notice previously filed with CFIUS in connection with the Purchase Agreement.

The Termination Notice further states that the Purchase Agreement was terminated pursuant to Section 9.1(m) of the Share Purchase Agreement, which permits the Purchase Agreement to be terminated in the event certain export control licenses are not obtained within the timeframe permitted by the Purchase Agreement.  The Purchase Agreement provides for EMCORE to pay to TCIC a termination fee of $2,775,000 in the event of a termination pursuant to Section 9.1(m).  The parties are currently in discussions and negotiations regarding an alternative transaction between the parties which would not be subject to the same export control licenses and CFIUS review as the Purchase Agreement and the manner and the timing in which the termination fee will be paid.

Item 2.03 Creation of a Direct Financial Obligation.

The disclosure provided under Item 1.01 and Item 1.02 above is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On August 2, 2010, EMCORE issued a press release announcing the transaction described under Item 1.01 above.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Form 8-K furnished pursuant to Item 7.01 shall not be deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01  Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit Number	Description
99.1	Press Release, dated August 2, 2010, issued by EMCORE Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: August 5, 2010	By: /s/ John M. Markovich Name: John M. Markovich Title: Chief Financial Officer